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                           [LETTERHEAD]

                        November 17, 1995


Mr. Richard M. Stern
Vice President, Marketing
Molecular Biosystems, Inc.
10030 Barnes Canyon Road
San Diego, California  92121

          Re:  Terms of Separation from MBI
               ----------------------------

Dear Rich:

     In accordance with our recent discussions, this letter ("Letter Agreement") will set forth the terms of our agreement regarding your voluntary departure from MBI.

     1. DESCRIPTION. Both parties shall regard your departure as a voluntary resignation to pursue personal goals and other opportunities.

     2. TIMING. You shall resign as an employee and officer of MBI effective as of December 2, 1995 ("Resignation Date"). Your resignation shall be in the form attached hereto.

     EFFECTIVE DATE. This Letter Agreement and the Consultant Agreement (see Paragraph 3) shall become effective on the eighth day following your execution of both agreements, unless you have revoked acceptance during the seven days prior thereto. (SEE ALSO Paragraph 15(b).) Regardless of when this takes place, the Agreements shall be deemed to have been in effect retroactive to December 2, 1995. Neither agreement shall become effective unless both are executed by you and MBI.

     3. CONSULTING. Because you are a long-time employee of MBI, we would like to be able to avail ourselves of your expertise after your departure. Effective as of December 2, 1995, we shall enter into a one-year Consultant Agreement substantially in the form attached hereto. Its terms are incorporated herein by reference, and vice versa.

     4. WELFARE BENEFITS. Regular medical, dental, vision and life insurance will continue through December 31, 1995, accidental death and dismemberment insurance, and long-term disability coverage will continue through the Resignation Date and end thereafter. In addition:


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Mr. Richard M. Stern
November 17, 1995
Page 2


          (a) Medical, dental, and vision insurance under MBI's policies for you and currently insured dependents will be extended through COBRA from January 1, 1996 through December 31, 1996 (or until the Consultant Agreement is earlier terminated) at MBI's expense. Thereafter, you may elect to continue COBRA coverage at your expense for an additional six months. (Maximum COBRA coverage is 18 months.)

          (b) You will be provided the information needed to request the option of converting the group life insurance coverage to an individual policy through NorthWestern National Life ("NWNL"). You will work directly with NWNL should you elect this option. You would need to exercise this option within 31 days of the benefits termination date, December 31, 1995.

          (c) You will be provided the information needed to request the option of converting the LTD insurance coverage to an individual policy through UNUM. You should work directly with UNUM should you elect this option.
     You would need to exercise this option within 31 days of your resignation date, December 2, 1995.

          (d) Depending on the size of your 401(k) plan account, you may either elect to remain in the plan with no further deposits (balance greater than $3500), or elect a distribution of your funds (balance less than $3500). You will notify MBI within 30 days of the Resignation Date as to how and to whom your funds should be distributed. Representatives of Human Resources will provide additional details and information regarding tax consequences of your various options.

          (e) If you are a participant in the health care reimbursement plan, you will have until the end of 1995 to request reimbursement for charges incurred through the Resignation Date. Any such request should be made directly to UNUM.

          (f) You will be paid for all earned and unused vacation hours. You will not accrue any additional vacation during the period of your Consultant Agreement.

Representatives of Human Resources will be available to explain details of these items.

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Mr. Richard M. Stern
November 17, 1995
Page 3


     5.   STOCK OPTIONS.

          (a) CURRENT OPTIONS. You have been granted stock options as described in the attached schedule. As of December 2, MBI will accelerate the vesting of all unvested options. MBI will also extend the period of exercisability of those options to the maximum period available under our plans. (That is, the lapse dates in the charts, which are already at the maximum, will not be reduced on account of your ceasing to be an employee.)

          (b) NEW OPTIONS. MBI will grant you 10,000 additional options which will vest in full at an exercise price equal to the closing price of MBI common stock on December 1, 1995. The options will be exercisable until December 1, 2005.

Until May 31, 1996 ("Reporting Period"), you will be under the same constraints imposed by MBI and securities laws on MBI vice presidents regarding the exercise of options and the purchase and sale of MBI shares. During the Reporting Period, you shall notify us of your intentions in this regard (including option exercises) and shall execute such forms, if any, as MBI and the U.S. securities laws require. If you wish, you may use the services of Ruth Coolong (or her successor or designee) to assist you in exercising your options and selling your shares (if that is how you choose to proceed) during the Reporting Period. You acknowledge that taxes and commissions will be withheld from any profit you make on the sale of the stock following exercise and sale during the Reporting Period. During the Reporting Period, you will be notified monthly, along with other MBI Section 16(b) reporting persons, as to the current trading status of MBI stock (i.e., "green light," "yellow light," or "red light"). At no time -- presently, or at any future time, during or after the Reporting Period -- may you trade on inside MBI information.

     MBI shall also pay you the $16,800 you borrowed to pay taxes upon exercise of your loan, grossed up for taxes, upon presentation of your loan documentation.

     6. PLACEMENT. MBI will provide you with six months' outplacement counseling and services through Lee Hecht Harrison.

     7. COOPERATION; NO RAIDING; NON-DISPARAGEMENT. You shall cooperate with MBI in any and all governmental and/or third-party proceedings,


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Mr. Richard M. Stern
November 17, 1995
Page 4


including but not limited to lawsuits and other disputes. Following your resignation such cooperation shall be at MBI's expense (except that MBI cannot pay for the content of sworn testimony). You shall keep MBI advised of contacts by governmental agencies and third parties, and shall reasonably cooperate with MBI in handling any response. At your request, MBI shall provide counsel to you, if the parties deem counsel necessary or desirable, in any such proceeding. You shall not voluntarily cooperate with, testify for, or otherwise assist parties adverse to MBI in a dispute, although you may respond to compulsory process (i.e., a valid subpoena).

     For a period of one year following the Termination Date, you shall not contact persons employed by MBI at the time to recruit them for your business or any business by which you are employed or with which you are affiliated, or otherwise encourage them to leave MBI.

     You shall not materially disparage MBI, and MBI shall not materially disparage you, to any third parties.

     8. CONTACTS BY POTENTIAL EMPLOYERS. Potential employers contacting MBI will be told only that your resignation was voluntary; your title; your dates of employment; and your final salary. MBI will provide you with a positive letter of reference. The letter will be agreed upon between you and me.

     9. CONFIDENTIALITY. You will not remove any MBI information, documents, or other property from its premises, and you will return any MBI information currently in your possession or control off MBI's premises. In addition:

          (a) You acknowledge that in the course of your employment with MBI you have had and will have access to and familiarity with information of substantial value to MBI which is not old or generally known to the public and which gives MBI an advantage over its competitors who do not know or use it, including but not limited to strategies, business plans, research, formulas and formulations, techniques, designs, drawings, processes, inventions, developments, equipment, prototypes, sales and customer information, and financial information, relating to the business, products, and practices of MBI (hereinafter referred to as "Confidential Information"). You agree at all times following your resignation to regard and preserve as confidential such Confidential Information, and to refrain from publishing or disclosing any part of such Confidential Infor-


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Mr. Richard M. Stern
November 17, 1995
Page 5


     mation and from using it except on behalf of MBI. You further agree at all times to refrain from any other acts or omissions that would reduce the value of such Confidential Information to MBI and to take all reasonably necessary and desirable precautions to prevent such Confidential Information from being disseminated to any third parties.

          (b) You acknowledge that a breach of the terms of this paragraph would threaten MBI with immediate and irreparable harm not readily compensable in money damages, and that MBI would be entitled to injunctive and declaratory relief to stop or prevent any such breach.

Nothing in this paragraph shall be construed to prevent you from using or disclosing your general knowledge of the imaging industry (as opposed to MBI-specific information) acquired at any time prior to or during the course of your employment.

    10. EMPLOYMENT BY COMPETITORS. This Letter Agreement does not limit your ability to work for competitors of MBI, PROVIDED THAT for a period of one year from the Resignation Date, reasonably in advance of accepting any employment with any company, individual, or other entity engaged or planning to engage in the development, manufacture, or marketing of ultrasound contrast agents ("Competitor"), you shall notify the President or Chief Executive Officer of MBI. Prior to accepting any such employment, or promptly following your engagement in any consulting relationship with a Competitor, you shall give MBI the opportunity to discuss your plans with you in order to explore any possible problems or conflicts. While MBI shall not disparage you or attempt to dissuade any Competitor from employing or engaging you, you acknowledge that MBI may contact such Competitor informing it truthfully of your confidentiality obligations to MBI. MBI shall have no liability to you in the event of a decision by a Competitor not to employ or engage you following such contact by MBI. Failure to provide this notice to MBI during this period shall be deemed a material breach of this Agreement.

     You remain bound by your confidentiality obligations even if you work for a Competitor.

    11. LOAN. You executed a Note in favor of MBI dated December 31, 1993, in the principal amount of $218,766.03. As amended by an Amendment dated
December 31, 1994, it is due and payable on January 31, 1996.   The loan is
secured by 15,000 shares of MBI stock (certificate number MB 1698; "the


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Mr. Richard M. Stern
November 17, 1995
Page 6

Subject Shares") purchased with the loan proceeds as a result of the exercise of a stock option. With interest, the indebtedness evidenced by the Note has risen to approximately $243,000. The indebtedness evidenced by the Note, as amended, shall be retired as follows: MBI shall purchase the Subject Shares from you effective December 2, 1995, at the higher of (1) the closing price of MBI common stock on the New York Stock Exchange as of December 1, 1995, or
(2) the average closing price of MBI common stock on the New York Stock Exchange on the twenty trading days prior to December 1, 1995. The purchase proceeds shall be used to reduce the Note. (Cash will not change hands; this will be handled by bookkeeping entries.) MBI shall forgive the remaining indebtedness and the Note shall be canceled.

     EXAMPLE (if 11-8-95 were the effective date):

          Indebtedness:            $243,000

          Purchase price:          $7.70 per share

          Times 15,000 shares      ($115,500)

          Remaining debt           $127,500

     MBI will forgive the remaining indebtedness of $127,500.

     MBI believes, BUT DOES NOT WARRANT, REPRESENT, OR PROMISE, (1) that the debt forgiveness will not result in current taxable income to you, but will instead serve to reduce your basis in the shares for purposes of your tax accounting, and (2) under the circumstances of your option exercise and the forgiveness, this transaction will leave you with a tax loss which you may use to offset certain other income in the future. MBI will not include the forgiveness on your W-2. MBI STRONGLY RECOMMENDS THAT YOU SECURE COMPETENT TAX ADVICE WITH RESPECT TO THE ACCOUNTING AND TAX TREATMENT OF THE DESCRIBED TRANSACTION PRIOR TO EXECUTING THIS LETTER AGREEMENT. Additional information with respect to your loan:

          Option price:                      $12.50
          Market price on exercise date      $17.375
          Taxes advanced and added to loan   $20,627 (approx.)
          Accrued interest to 11-8-95        $34,697 (approx.)


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Mr. Richard M. Stern
November 17, 1995
Page 7


          Average per share price from       $7.70 (purposes of example
          10-10-95 to 11-7-95                      only; actual value may
                                                   be lower or higher,
                                                   depending on prices
                                                   on and prior to
                                                   December 1, 1995.

Jerry Wills will explain the basis for MBI's belief to you and/or your professional advisors, if you wish.

    12. RELEASE. In consideration for the payments, options, loan forgiveness, and other consideration described in this Letter Agreement and the Consultant Agreement, you hereby unconditionally, irrevocably, and absolutely release and discharge MBI, its employees, officers, directors, agents, stockholders, independent contractors, attorneys, consultants, predecessors, successors and assigns from any and all claims related in any way to any acts, transactions, or occurrences between you and MBI to date, including but not limited to all losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of, or in any way connected with, your employment with or resignation from MBI. This includes, but is not limited to, any claim of employment discrimination arising under federal, state or local law, including the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, the California Fair Employment and Housing Act, any other statutory cause of action, and any tort or contract claims.

     WAIVER OF ADDITIONAL CLAIMS. Section 1542 of the Civil Code of the State of California provides as follows:

     A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

You waive and relinquish any right or benefit which you may have under this section or any other provision of the statutory or nonstatutory law or any other jurisdiction to the full extent that you may lawfully waive all such rights and benefits. In connection with such waiver and relinquishment, you acknowledge that you are aware that you, your attorneys or agents may hereafter discover


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Mr. Richard M. Stern
November 17, 1995
Page 8


claims or facts in addition to or different from those which they now know or believe to exist, but that it is your intention thereby fully, finally, and forever to release all claims, disputes, and differences, known or unknown, suspected or unsuspected, which now exist, may exist, or have existed between the parties, their employees, agents, assigns, and other privies. Unless this provision shall have been procured by fraud, the releases given herein shall be effective regardless of the discovery or existence of any such claim or fact.

    13. CONSEQUENCES OF BREACH. If you breach this Letter Agreement, MBI may terminate it, cease providing payments and benefits hereunder, cancel your stock options, and recover all payments and benefits already paid, in addition to any other remedies it may have.

    14. OTHER MATTERS. You will also receive materials prepared by Human Resources describing various rights and duties, including optional benefits, which will come into effect following your resignation. You will also receive instruments as are customarily submitted to resigning employees. You will cooperate fully in these separation meetings and execute or complete such instruments at the time of your resignation.

    15.  ACKNOWLEDGEMENTS.

          (a) NO PRE-EXISTING OBLIGATION. You acknowledge that but for the entry by you and MBI into this Letter Agreement and the Consultant Agreement, you are not entitled to the payments, stock options, loan forgiveness, and other consideration provided for in these agreements (with the exception of federal rights such as COBRA).

          (b) Time for Review; Effective Date. You acknowledge that you have been given 21 days to consider the terms of this Letter Agreement and the Consultant Agreement. In addition, both parties acknowledge that you may revoke your acceptance of this Letter Agreement within seven days following your signature (which may occur during the 21-day period).

          (c) Advice of Counsel and Other Professional Advisors. You acknowledge that you have been advised in writing to consult with an attorney and an accountant or tax advisor before entering into these agreements. You acknowledge either that you have done so and received counseling to your satisfaction, or that you have declined to do


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Mr. Richard M. Stern
November 17, 1995
Page 9


     so and voluntarily executed this Letter Agreement and the Consultant Agreement without fraud or undue influence.

    16. PROHIBITION AGAINST ASSIGNMENT. You shall not assign this Letter Agreement or any of the rights, interests and benefits hereunder. However, you may provide for the assignment, gift, bequest, or transfer of such benefits under this Letter Agreement to your survivor(s), or to a trust for their benefit, on your death, or in the event that you suffer a major disability.

    17. ENTIRE AGREEMENT. This Letter Agreement, along with the Consultant Agreement between the parties dated December 2, 1995, constitutes the entire Agreement between the parties hereto and contains all of the agreements between the parties with respect to its subject matter. This Letter Agreement and the Consultant Agreement supersede any and all other agreements, either oral or in writing, between the parties hereto with respect to their subject matter, PROVIDED THAT Paragraphs 3 (Confidentiality) and 4-9 (relating to inventions made within a year of termination) of your Employment Agreement dated April 25, 1988, shall remain in effect.

    18. BINDING EFFECT. This Letter Agreement shall be binding upon and inure to the benefit of both parties and their respective heirs, legal representatives, executors, administrators, and successors.

    19. GOVERNING LAW. This Letter Agreement shall be subject to and governed by the laws of the State of California irrespective of the fact that you may become a resident of a different state.

    20. AMENDMENT OF LETTER AGREEMENT. No change or modification of this Letter Agreement shall be valid unless the same be in writing and signed by both parties. No waiver of any provision of this Letter Agreement shall be valid unless in writing and signed by the person or party to be charged.

    21. SEVERABILITY. If any portion or portions of this Letter Agreement shall be, for any reason, deemed to be invalid or unenforceable, the remaining portion or portions shall nevertheless be valid, enforceable and carried into effect, unless to do so would clearly violate the present legal and valid intention of the parties hereto.

    22. HEADINGS. The headings of this Letter Agreement are inserted for convenience only and are not to be considered in construction of the provisions


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Mr. Richard M. Stern
November 17, 1995
Page 10


hereof.

    23. WAIVER OF BREACH. The waiver by either of the parties hereto of any breach of any provision hereof shall not be construed to be a waiver of any succeeding breach of that provision or a waiver of any other provision of this Letter Agreement.

    24. INDEMNIFICATION. With respect to any claim against you arising out of your work for MBI as an officer or employee, or as a consultant under your Consultant Agreement, you shall have rights of indemnification against MBI under MBI's certificate of incorporation and bylaws equivalent to those of an MBI officer.

                            * * * *

     If you are in agreement with these items, please execute the duplicate originals of this Letter Agreement and Consultant Agreement and return them to Pam Alexandra, Jerry Wills, or Steve Lawson.

     Let me take this opportunity to thank you for your services to MBI over the past several years. We all wish you every success in your future endeavors.

                              Sincerely,

                              /s/ B. Venkatadri

                              Bobba Venkatadri
                              President and Chief Operating Officer


AGREED TO BY:

  /s/ Richard M. Stern
- -------------------------------------------
  Richard M. Stern
Date: Dec 6, 1995
     --------------------------------------


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                                       December 2, 1995




Mr. Bobba Venkatadri
President and Chief Operating Officer
Molecular Biosystems, Inc.
10030 Barnes Canyon Road
San Diego, California  92121

     Re:  Resignation

Dear Bobba:

     I resign as an employee and as Vice President, Marketing, of Molecular Biosystems, Inc., effective immediately.

                              Sincerely,

                              /s/ Richard M. Stern

                              Richard M. Stern
                              Vice President, Marketing